CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus dated August 1, 2024, and included in Post-Effective Amendment No. 60 to the Registration Statement (Form N-1A, File No. 333-89354) of Pioneer Series Trust X (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated May 25, 2023, with respect to the financial statements and financial highlights of Pioneer Fundamental Growth Fund and Pioneer Multi-Asset Ultrashort Income Fund (two of the funds constituting Pioneer Series Trust X) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended March 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 25, 2024